Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2020	October 31, 2019

Assets

Current assets:
Cash and cash equivalents	$278,665	$206,530
Accounts receivable	134,470	134,454
Inventories	57,269	48,155
Other current assets	29,735	38,388

Total current assets	500,139	427,527

Property, plant and equipment, net	631,475	632,441
Intangible assets, net	3,437	7,870
Other assets	53,131	50,827

Total assets	$1,188,182	$1,118,665

Liabilities and Equity

Current liabilities:
Debt	$13,678	$10,873
Accounts payable and accrued liabilities	129,261	141,081

Total current liabilities	142,939	151,954

Long-term debt	54,980	41,887
Other liabilities	27,997	13,732

Photronics, Inc. shareholders' equity	804,962	769,892
Noncontrolling interests	157,304	141,200
Total equity	962,266	911,092

Total liabilities and equity	$1,188,182	$1,118,665